Exhibit 21

Name	Background	Effective ownership

Online Logistics Services Limited (“OLSL”)	• Hong Kong company • Incorporated on April 12, 2012 • Issued and outstanding 1 ordinary share for HK$1 • Operating the retail sales and online shopping	100% owned by OAC

Online Logistics Services Limited, Taiwan Branch (“OLTW”)	• Foreign company’s Taiwan branch, Republic of China (“Taiwan”) • Formed and registered on July 20, 2022 • Paid-in capital of NTD500,000 • Wholesale and retail sale in Taiwan	100% owned by OSLS